Exhibit 21.1


                 SUBSIDIARIES OF SYKES ENTERPRISES, INCORPORATED


   Sykes Enterprises Incorporated Holdings B.V.
   Sykes Incorporated of Canada
   Sykes Realty, Inc.
   DiagSoft, Inc.
        and its wholly-owned subsidiary,
        Maui Analysis and Synthesis Technologies, Inc.
   Datasvar AB
        and its wholly-owned subsidiary,
        Twinpoint AB
   ISNC Acquisition Co.